Contact:
Media: Casey Fielder (509) 495-4916 casey.fielder@avistacorp.com
Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com
Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for Third Quarter and Year-to-Date 2015, Confirms 2015 Earnings Guidance

SPOKANE, Wash. – Nov. 4, 2015, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income from continuing operations attributable to Avista Corp. shareholders of $12.7 million, or $0.21 per diluted share for the third quarter of 2015, compared to $10.5 million, or $0.16 per diluted share for the third quarter of 2014. For the nine months ended Sept. 30, 2015, net income from continuing operations attributable to Avista Corp. shareholders was $84.2 million, or $1.34 per diluted share, compared to $89.2 million, or $1.45 per diluted share for the nine months ended Sept. 30, 2014. In addition, for the nine months ended Sept. 30, 2014, the company also had $70.6 million or $1.14 per diluted share related to net income from discontinued operations, which resulted from the sale of Ecova on June 30, 2014.

“We had a solid third quarter, with results that were slightly above our expectations," said Scott Morris, chairman, president and chief executive officer of Avista Corp. "During the quarter, we experienced higher electric loads as a result of warmer than normal weather. However, the revenue from higher loads was mostly offset by the electric decoupling mechanism in Washington and the provision for earnings sharing in Washington and Idaho.

"In October, we reached a settlement agreement with all parties in our Idaho electric and natural gas general rate cases that, if approved, will result in new rates beginning Jan. 1, 2016. The Idaho agreement includes electric and natural gas decoupling mechanisms, which are similar to the mechanisms in Washington. I’m pleased with the settlement package in Idaho, which gives us the opportunity to continue to provide the safe, reliable energy our customers expect while earning a fair return for shareholders.

"Alaska Electric Light and Power Company's third quarter results met our expectations, and we are pleased with how it is performing. Also, we continue to make good progress working through the steps that will lead to bringing natural gas to the residents of Juneau.

"Based on the results from the first three quarters and our expectations for the fourth quarter, we are confirming our 2015 earnings guidance with a consolidated range of $1.86 to $2.06 per diluted share," Morris said.

Summary Results: Avista Corp.’s results for the third quarter of 2015 and the nine months ended Sept. 30, 2015, (year-to-date "YTD") as compared to the respective periods in 2014 are presented in the table below:

($ in thousands, except per-share data)	Q3 2015	Q3 2014	YTD 2015	YTD 2014
Operating Revenues (continuing operations)	$313,649	$301,558	$1,097,471	$1,060,716
Income from Operations (continuing operations)	$35,912	$32,762	$182,847	$185,835
Net Income from continuing operations attributable to Avista Corp. Shareholders	$12,722	$10,506	$84,221	$89,236
Net Income (loss) from discontinued operations attributable to Avista Corp. Shareholders	$289	$(55)	$485	$70,585
Total net income attributable to Avista Corp. shareholders	$13,011	$10,451	$84,706	$159,821
Net Income (Loss) attributable to Avista Corp. Shareholders by Business Segment:
Avista Utilities	$12,525	$10,349	$81,387	$85,030
Alaska Electric Light and Power Company	$394	$511	$3,953	$511
Ecova (Discontinued Operations)	$289	$(55)	$485	$70,752
Other	$(197)	$(354)	$(1,119)	$3,528
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corp. Shareholders:
Avista Utilities	$0.20	$0.16	$1.30	$1.38
Alaska Electric Light and Power Company	$0.01	$0.01	$0.06	$0.01
Ecova (Discontinued Operations)	$—	$—	$0.01	$1.15
Other	$—	$(0.01)	$(0.02)	$0.05
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.21	$0.16	$1.35	$2.59
Earnings per diluted share from Continuing Operations	$0.21	$0.16	$1.34	$1.45
Earnings per diluted share from Discontinued Operations	$—	$—	$0.01	$1.14
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.21	$0.16	$1.35	$2.59

Avista Utilities

Third Quarter 2015 compared to Third Quarter 2014

Avista Utilities' earnings for the third quarter of 2015 increased compared to the third quarter of 2014 primarily due to an increase in gross margin as a result of a general rate increase in Washington and increased electric and natural gas loads resulting from favorable weather. The increased loads from favorable weather were partially offset by the new decoupling mechanism in Washington (implemented Jan. 1, 2015). The overall increase in gross margin was partially offset by increases in other operating expenses, depreciation and amortization and taxes other than income taxes, all of which were expected.

Avista Utilities' earnings for the third quarter of 2015 increased as compared to the third quarter of 2014 due to the following significant items:

Electric Revenues

•
an $8.6 million increase in retail electric revenues due to higher electric loads resulting from favorable weather (warmer than the prior year during July and August and cooler during September) and due to a general rate increase in Washington,

•	a $2.2 million reduction in electric revenues due to the new decoupling mechanism in Washington, caused by higher electric loads,

•
a $2.1 million reduction in electric revenues due to the provision for earnings sharing in Washington and Idaho. This is compared to a reduction to electric revenues of $3.1 million for the third quarter of 2014,

•	a $0.1 million pre-tax expense under the Energy Recovery Mechanism (ERM) in Washington for the third quarter of 2015 compared to a benefit of $0.4 million for the third quarter of 2014,

•	a $12.3 million decrease in wholesale electric revenues due to a decrease in sales volumes, partially offset by an increase in sales prices, and

•	a $12.3 million increase in sales of fuel due to an increase in sales of natural gas fuel as part of thermal generation resource optimization activities.

Natural Gas Revenues

•
a $2.3 million increase in retail natural gas revenues due to a general rate increase in Washington and cooler weather in September, which increased heating loads, partially offset by warmer weather in July and August, which reduced heating loads,

•	a $0.5 million net increase in natural gas revenues (customer surcharge) due to the decoupling mechanism in Washington, caused by lower loads in July and August,

•	a reduction of $0.9 million in the provision for earnings sharing for Idaho natural gas operations, and

•	a $2.0 million decrease in wholesale revenues due to a decrease in sales prices, partially offset by an increase in volumes.

Resource Costs

•	a $0.8 million increase in electric resource costs (including intracompany resource costs) primarily due to higher loads, and

•	a $1.4 million decrease in natural gas resource costs (including intracompany resource costs) primarily due to a decrease in natural gas prices, partially offset by an increase in purchased volumes.

Operating Expenses and Income Taxes

•
a $2.1 million increase in other operating expenses due to an increase in pension and other postretirement benefits, wages and generation costs, partially offset by decreased maintenance costs and outside services expenses. During the third quarter of 2014, there were transaction fees of $0.6 million associated with the Alaska Energy and Resources Company (AERC) acquisition,

•	a $3.0 million increase in depreciation and amortization driven by additions to utility plant,

•	a $1.3 million increase in taxes other than income taxes due to increased municipal and utility property taxes, and

•	a $1.2 million decrease in tax expense primarily associated with a 2014 book to tax return true-up, which was recorded during the third quarter of 2015.

Year-to-Date 2015 compared to Year-to-Date 2014

Avista Utilities' year-to-date 2015 earnings decreased primarily due to weather that was significantly warmer than normal and warmer than the prior year in the first quarter, which reduced heating loads. The decrease in heating loads in the first quarter was partially offset by the decoupling mechanism in Washington, increased cooling loads in the summer, a general rate increase in Washington, lower net power supply costs and a decrease in the provision for earnings sharing. In addition to the fluctuation in gross margin, we experienced expected increases in other operating expenses, depreciation and amortization, and taxes other than income taxes.

Avista Utilities' earnings for the year-to-date 2015 decreased as compared to the year-to-date 2014 due to the following significant items:

Electric Revenues

•
an $8.3 million increase in retail electric revenue primarily due to a general rate increase in Washington, partially offset by a decrease in volumes. The decrease in volumes was due to weather that was warmer than normal and warmer than the prior year in the first quarter, which reduced heating loads, partially offset by increased cooling loads in the second quarter. Loads and use per customer increased slightly in the third quarter as compared to the prior year,

•	a $0.4 million reduction to electric revenues for the decoupling mechanism in Washington, caused by higher electric loads in the second and third quarters,

•
a $2.7 million reduction to electric revenues for the provision for earnings sharing in Washington and Idaho. This is compared to a reduction to electric revenues of $6.2 million for the first nine months of 2014, all related to Idaho,

•
a pre-tax benefit of $5.6 million under the ERM in Washington compared to a benefit of $5.3 million for the nine months ended September 30, 2014. This change represents a decrease in net power supply costs,

•	a $15.1 million decrease in wholesale electric revenues due to a decrease in sales volumes, partially offset by an increase in sales prices, and

•	an $8.3 million increase in sales of fuel due to an increase in sales of natural gas fuel as part of thermal generation resource optimization activities.

Natural Gas Revenues

•
an $11.7 million decrease in natural gas retail revenues due to a decrease in volumes, partially offset by a general rate increase in Washington. We sold less natural gas during the first nine months of 2015 due to warmer weather,

•
a $5.4 million increase to natural gas revenues for the new decoupling mechanism in Washington, due to lower natural gas loads during the first and second quarters, which was caused by weather that was warmer than normal and warmer than the prior year,

•	a reduction of $1.1 million in the provision for earnings sharing for Idaho natural gas operations, and

•	a $4.3 million decrease in wholesale revenues due to a decrease in sales prices, partially offset by an increase in volumes.

Resource Costs

•	a $10.0 million decrease in electric resource costs (including intracompany resource costs) primarily due to a decrease in purchased power, partially offset by an increase in power cost deferrals, and

•
a $14.4 million decrease in natural gas resource costs (including intracompany resource costs) primarily due to a decrease in natural gas purchased, partially offset by an increase in natural gas cost deferrals.

Operating Expenses and Income Taxes

•
an $8.2 million increase in other operating expenses due to an increase in pension and other postretirement benefits, wages and electric operating costs. These increases were partially offset by decreased maintenance costs and outside services expenses. During the first nine months of 2014, there were transaction fees of $1.3 million associated with the AERC acquisition,

•	an $8.4 million increase in depreciation and amortization driven by additions to utility plant,

•	a $3.7 million increase in taxes other than income taxes due to increased municipal and utility property taxes, and

•	a $2.6 million decrease in tax expense primarily resulting from lower income before taxes and a 2014 book to tax return true-up, which was recorded during the third quarter of 2015.

Alaska Electric Light and Power Company

AEL&P’s third quarter electric operating revenues were $9.3 million and its resource costs were $3.2 million, which resulted in gross margin of $6.1 million. AEL&P's year-to-date operating revenues were $32.3 million and its resource costs were $9.3 million, which resulted in gross margin of $23.0 million. Earnings for the first nine months of the year were in line with our expectations. AEL&P has a relatively stable load profile as its service territory does not have a large population with electric heating and cooling requirements; therefore, AEL&P's revenues have only limited sensitivity to weather fluctuations. Resource costs are primarily associated with the Snettisham hydroelectric project.

AEL&P's other operating expenses totaled $2.8 million for the third quarter of 2015. Depreciation and amortization was $1.3 million and taxes other than income taxes were $0.6 million. On a year-to-date basis, other operating expenses were $8.3 million, depreciation and amortization was $3.9 million and taxes other than income taxes were $1.7 million.

Other Businesses

The net loss from our other businesses was $0.2 million for the third quarter of 2015 and $1.1 million for the nine months ended Sept. 30, 2015. This compares to a net loss of $0.4 million for the third quarter of 2014 and net income of $3.5 million for the nine months ended Sept. 30, 2014. The net loss for the first nine months of 2015 resulted from the following:

•	$1.6 million (net of tax) of corporate costs, including costs associated with exploring strategic opportunities, compared to $1.7 million (net of tax) for the first nine months of

2014,

•	a net loss of $0.3 million at AERC, compared to net income of less than $0.1 million for the first nine months of 2014, and

•	net income at METALfx of $1.2 million for the first nine months of 2015, compared to net income of $0.6 million for the first nine months of 2014.

Results for the nine months ended Sept. 30, 2014, include a $15.0 million pre-tax gain at Avista Energy related to the settlement of the California power markets litigation. The gain from the litigation settlement was partially offset by a pre-tax contribution of $6.4 million of the proceeds to the Avista Foundation, a charitable organization funded by Avista Corp.

Liquidity and Capital Resources

We have a $400.0 million committed line of credit that expires in April 2019. As of Sept. 30, 2015, there were $130.0 million of cash borrowings and $43.8 million in letters of credit outstanding leaving $226.2 million of available liquidity under this line of credit.

AEL&P has a $25.0 million committed line of credit that expires in November 2019. As of Sept. 30, 2015, there were no borrowings and no letters of credit outstanding under this line of credit.

In October 2015, we entered into a bond purchase agreement in the private placement market for the issuance and sale of $100.0 million of Avista Corp. first mortgage bonds in December 2015. The first mortgage bonds will bear an interest rate of 4.37 percent and mature in December 2045. In connection with the execution of this agreement, we cash-settled five interest rate swap contracts (notional aggregate amount of $75.0 million) and paid a total of $9.3 million.

In the nine months ended Sept. 30, 2015, we issued $1.4 million (net of issuance costs) of common stock under the employee benefit plans. We do not expect to issue any shares in 2015, other than small amounts under these plans.

For 2016, we expect to issue approximately $155.0 million of long-term debt and approximately $55.0 million of common stock in order to fund capital expenditures and maintain an appropriate capital structure.

Avista Utilities' capital expenditures were $267.7 million for the nine months ended Sept. 30, 2015. We expect Avista Utilities' capital expenditures to be about $375.0 million in 2015, $375.0 million in 2016 and $400.0 million in 2017. AEL&P's capital expenditures were $8.5 million for the nine months ended Sept. 30, 2015. We expect to spend approximately $14.0 million in 2015, $17.0 million in 2016 and $13.0 million in 2017 related to capital expenditures at AEL&P.

2015 Earnings Guidance and Outlook

Avista Corp. is confirming its 2015 guidance for consolidated earnings to be in the range of $1.86 to $2.06 per diluted share. Due to significantly warmer than normal weather and reduced heating loads in the first quarter of 2015, we expect a reduction to annual consolidated earnings of approximately $0.08 per diluted share, including the impact of the decoupling mechanism in

Washington. We expect this to be partially offset by a benefit under the ERM of about $0.06 per diluted share.

We expect Avista Utilities to contribute in the range of $1.81 to $1.95 per diluted share for 2015. Due to warmer than normal first quarter weather, we expect a reduction in Avista Utilities' 2015 earnings of approximately $0.08 per diluted share, including the impact of decoupling in Washington. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our guidance range for Avista Utilities does not include any benefit or expense under the ERM. In 2015, we expect to remain in a benefit position under the ERM within the 90 percent customers/10 percent company sharing band, which is expected to add approximately $0.06 per diluted share to Avista Utilities' earnings. This is primarily due to lower natural gas prices for power generation fuel, partially offset by below normal hydroelectric generation. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures for the remainder of the year. We are expecting hydroelectric generation to be about 93 percent of normal for the full year. We estimate that our 2015 Avista Utilities earnings guidance range encompasses a return on equity range of approximately 8.4 percent to 9.0 percent.

For 2015, we expect AEL&P to contribute in the range of $0.08 to $0.12 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and hydroelectric generation for the remainder of the year.

We expect the other businesses to be between a loss of $0.03 and a loss of $0.01 per diluted share, which includes costs associated with exploring strategic opportunities.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions, impairments or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Nov. 4, 2015, at 10:30 a.m. ET to discuss this news release. The call will be available at (800) 708-4540, Confirmation number: 40872747. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Nov. 11, 2015. Call (888) 843-7419, confirmation number 40872747#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 371,000 customers and natural gas to 330,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; state and federal regulatory decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments and operating costs and discretion over allowed return on investment; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; the potential effects of legislation or administrative rulemaking, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures, activism, challenges in court or regulatory practices that could constrain or place additional cost burdens on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of pending legal proceedings arising out of the “western energy crisis” of 2000 and 2001, specifically related to the Pacific Northwest refund proceedings; the outcome of legal proceedings and other contingencies; changes in environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; severe weather or natural disasters, including avalanches and wildfires, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission and distribution systems or other operations; public injuries or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); disruption to information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; cyber attacks or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the costs to implement new information technology systems and/or obstacles that impede our ability to complete such projects timely and effectively; changes in the long-term global and our utilities' service area climates, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; the loss of key suppliers for materials or services or disruptions to the supply chain; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers; potential decline in our credit ratings, with effects including impeded access to capital markets, higher interest costs, and restrictive covenants in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on employee injury costs and health insurance provided to our employees and retirees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent that we recover interest costs through utility operations; potential difficulties in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety and other laws and regulations that affect our operations and costs; and adverse impacts to our Alaska operations because a majority of the hydroelectric power generation for such operations is provided by a single facility that is subject to a long-term power purchase agreement; hence any issues that negatively affect this facility’s ability to generate or transmit power, the cost and ability to replace power in the event of an extended outage, any decrease in the demand for the power generated by this facility or any loss by our subsidiary of its contractual rights with respect thereto or other adverse effects thereon could negatively affect our Alaska operations' financial results.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2015. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

To unsubscribe from Avista’s news release distribution, send reply message to shirley.wolf@avistacorp.com.

Issued by: Avista Corporation

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)
(Dollars in Thousands)

	Third Quarter		Year to Date
	2015	2014	2015	2014
Avista Utilities
Retail electric revenues	$191,632	$182,992	$567,979	$559,672
Retail kWh sales (in millions)	2,172	2,140	6,408	6,505
Retail electric customers at end of period	370,707	367,626	370,707	367,626
Wholesale electric revenues	$22,919	$35,209	$93,003	$108,096
Wholesale kWh sales (in millions)	401	915	2,507	3,015
Sales of fuel	$22,900	$10,647	$65,130	$56,826
Other electric revenues	$6,699	$7,051	$19,914	$20,533
Decoupling (electric)	$(2,214)	$—	$(382)	$—
Provision for electric earnings sharing	$(2,100)	$(3,080)	$(2,660)	$(6,184)
Retail natural gas revenues	$32,451	$30,172	$199,471	$211,158
Wholesale natural gas revenues	$56,046	$58,052	$163,167	$167,471
Transportation and other natural gas revenues	$3,103	$3,294	$10,043	$11,328
Decoupling (natural gas)	$509	$—	$5,413	$—
Provision for natural gas earnings sharing	$—	$(914)	$—	$(1,053)
Total therms delivered (in thousands)	281,262	211,755	936,131	718,851
Retail natural gas customers at end of period	330,309	325,479	330,309	325,479
Intracompany revenues	$33,813	$40,868	$78,165	$104,163
Income from operations (pre-tax)	$34,800	$32,048	$175,003	$177,653
Net income attributable to Avista Corp. shareholders	$12,525	$10,349	$81,387	$85,030
Alaska Electric Light and Power Company
Revenues	$9,273	$9,157	$32,279	$9,157
Retail kWh sales (in millions)	88	88	296	88
Retail electric customers at end of period	16,676	16,614	16,676	16,614
Income from operations (pre-tax)	$1,508	$1,273	$9,001	$1,273
Net income attributable to Avista Corp. shareholders	$394	$511	$3,953	$511
Other
Revenues	$6,244	$10,296	$22,829	$29,225
Income (loss) from operations (pre-tax)	$(396)	$(559)	$(1,157)	$6,909
Net income (loss) attributable to Avista Corp. shareholders	$(197)	$(354)	$(1,119)	$3,528
Issued Nov. 4, 2015